July 8, 2005



Mr. Ray Reaves
Chief Executive Officer
Fieldpoint Petroleum Corp
1703 Edelweiss Drive
Cedar Park, Texas 78613


	Re:	Fieldpoint Petroleum Corporation
		Form 10-KSB/A for Fiscal Year Ended December 31, 2004
Filed April 5, 2005
		Form 10-QSB for Fiscal Quarter Ended March 31, 2005
      Filed May 19, 2005
		File No. 0-09435


Dear Mr. Reaves:

      We have completed our review of your Form 10-KSB/A and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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